EXHIBIT 99.1

October 4, 2021

TO:	All Stockholders
(Addressed Individually)

SUBJECT: Report from the President

An Unwavering Focus on Our Members and Supporting Our Communities

Over the past 18 months, the COVID-19 pandemic has changed the way we and so many institutions across the country work. But at the Federal Home Loan Bank of New York, our focus on delivering the full value of FHLBNY membership has not waivered.

This is reflected in the latest round of our Small Business Recovery Grant (“SBRG”) Program, which we launched on September 14 with $3 million in available funding for small businesses and non-profit organizations that have been impacted by the pandemic. This comes on top of the $8 million we allocated to the SBRG Program in 2020, and an additional $2 million we made available in March 2021. Through the SBRG Program, we have worked with our members to provide grants of up to $10,000 to more than 750 small businesses and nearly 500 non-profit organizations, helping these vital community institutions navigate the challenges presented by COVID-19. This grant program reflects the ability of our cooperative to help continue to support the communities we serve in their efforts to emerge from the pandemic.

A New Community Lending Program System

On September 27, we launched our new Community Lending Program (“CLP”) system, which streamlines the submission of CLP applications and features on-demand reporting. In response to member requests, the new system also allows for bulk submissions. The Member Dashboard provides a real-time view of program and member caps, and the new system grants members the ability to verify and track application submissions and approvals. This upgrade is part of our overall continuing effort to enhance and strengthen our online capabilities and better serve our members.

A Committed Partner

The launch of both the latest round of the SBRG Program and our new CLP system come at a time when the FHLBNY continues to operate in a remote posture. These follow on the January 2021 debut of our newest business line, the Mortgage Asset Program (“MAP®”), our secondary market outlet specifically catered to our members’ needs. Today, we continue to actively onboard members onto the MAP platform, and we have already surpassed $100 million in MAP production. The fact that we continue to offer members innovative new products, programs and solutions to meet their needs, all while working remotely, shows the dedication of our entire team and the commitment to serving our members that runs through the heart of our organization.

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2021 FHLBNY Board Election Update

Our Board of Directors supports our ability to serve our members. Ours is an active and engaged Board, tasked with representing the needs of our members and the communities we serve, and providing management with the guidance necessary to ensure we continue to meet those needs

Later this month, the 2021 Director Election ballots will be sent electronically from noreply@directvote.net to all eligible member institutions. This year, three Directorships – one seat representing our New Jersey members and two Independent Directorships representing the whole District – are up for election for four-year terms commencing on January 1, 2022. As you will recall, last month I announced that Gerald L. Reeves, president, CEO and Director of Sturdy Savings Bank in West Cape May, New Jersey, and Carlos J. Vázquez, Senior Executive Vice President and Director of Banco Popular de Puerto Rico in San Juan, Puerto Rico, had been deemed elected to serve as Member Directors representing our members in New Jersey and in Puerto Rico & the U.S. Virgin Islands, respectively, for four-year terms commencing January 1, 2022. Each was the only nominee for their respective open Member Director seat, and they accepted their nominations; as such, no formal election process was required.

Our Board is a key part of our cooperative, and I encourage all of our members to participate in the election process. If you have any questions, please contact our general counsel, Paul Friend, at generalcounsel@fhlbny.com.

Sincerely,

José R. González

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms.  The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.  These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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